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                                                                 EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


                CARIBINER INTERNATIONAL COMPLETES ACQUISITION OF
                 TOTAL AUDIO VISUAL SERVICES FROM GE CAPITAL FOR
                            APPROXIMATELY $27 MILLION


                  NEW YORK, October 1, 1996 -- Caribiner
       International, Inc. (NYSE: CWC) announced today that it has completed the previously announced acquisition of Total Audio Visual Services (TAVS) from GE Capital Services for approximately $27 million in cash. The purchase price is subject to certain post-closing adjustments. TAVS is a leading provider of audio visual equipment rentals and staging services, as well as hotel audio visual outsourcing services in the United States. TAVS had 1995 revenues of approximately $46 million.

                  Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "We are pleased to complete Caribiner's largest acquisition in Company history. The addition of TAVS will significantly broaden our product offerings and increase our capacity to provide our clients with value-added services through one inclusive in-house package."

                  In connection with the closing of the acquisition Caribiner International and GE Capital Technology Management Services have entered into a five-year marketing alliance in which both companies will identify and collaborate on the development of business opportunities for their respective client bases including all GE business units on a global basis.

                  GE Capital Technology Management Services, headquartered in Norcross, GA, is a GE Capital Services company that provides desktop services, network integration and enterprise-wide outsourcing to help customers more cost-effectively control and manage their technology investments.

                  GE Capital Services, which has assets of over US$185 billion, is a diverse financial services company with 26 specialized businesses. A wholly owned subsidiary of General Electric Company, GE Capital Services, also based in Stamford, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

                  Caribiner International, Inc. is a leading national producer of meetings, events, training programs and related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles,


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       New York, San Francisco and White Plains (NY) in North America,
       as well as in London, Dubai and Hong Kong.

                  Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

                                       ###


For further information, contact:

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
Arthur Dignam                     Diana Brainerd/Chris Plunkett    Neal McGarity
Chief Financial Officer           Brainerd Communicators, Inc.     GE  Capital Services
Caribiner International, Inc.     212-986-6667                     203-961-2290
212-541-5300

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